Exhibit 10.46
RBC
Royal Bank

Jason L. Read	Royal Bank of Canada Knowledge Based Industries Southwestern Ontario 30 Duke StreetWest, s tFloor Kitchener,Ontario N2H3WS Phone: (519) 575-2296 Fax: (519) 575-2248 jason. read@rbc.com
Commercial Account Manager

March 22, 2013

 Apex Systems Integrators Inc.
3170 Harvester Drive Drive
Burlington, ON
L7N 3W8

Dear Sirs:

Your Credit Facilities with Royal Bank of Canada

We are writing with reference to your above credit facilities as set out in the Credit Agreement dated June 4, 2012(the "Agreement").

Our recent review reveals that Apex Systems Integrators, Inc. is in default of the following covenant under the terms of the Agreement, for the fiscal quarters ended September 30, 2012, and December 31, 2012, and the upcoming March 31, 2013.

"FINANCIAL COVENANTS

Without affecting or limiting the right of the Bank to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of any demand or other discretionary facility the Borrower covenants and agrees with the Bank that the Borrower will:

a)   maintain, to be measured as at the end of each fiscal quarter:"

"i. Commencing with the fiscal quarter ending April 30 2012, Fixed Charge Coverage, calculated on a rolling four quarter basis for the fiscal quarter then ended and the immediately preceding 3 fiscal quarters of not less than 1.25:1: and"

We acknowledge and waive the default stated above and further waive compliance with this specific covenant for each calendar quarter until June 30, 2013.

We reserve all rights under the Agreement and reserve the right to demand payment of borrowings outstanding under the credit facilities in the event of other breaches of the Agreement.

If you have any questions about your credit facilities or would like clarification of any of the above matters, please don't hesitate to contact us immediately at (519) 575-2296.

Yours truly,

/s/ Jason L. Read

Jason L. Read
Commercial Account Manager